Industry lndustrie Canada Canada

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétes par actions

i-minerals inc.
Corporate name / Dénomination sociale

421629-6
Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de I'article 178 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

Marcie Girouard
Director / Directeur

2011-05-27
Date of Amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Canada